Exhibit 14.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Financial Highlights” in the Prospectus/Proxy Statement included in this Registration Statement (Form N-14) of Federated Hermes Intermediate Municipal Trust.

We also consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, each dated July 31, 2022, each included in Post-Effective Amendment No. 71 to the Registration Statement (Form N-1A, File No. 2-98237) of Federated Hermes Intermediate Municipal Trust, filed with the Securities and Exchange Commission, and each incorporated by reference into the Prospectus/Proxy Statement and Statement of Additional Information included in this Registration Statement.

We also consent to the incorporation by reference of our report dated July 25, 2022, with respect to the financial statements and financial highlights of Federated Hermes Intermediate Municipal Fund (the sole portfolio constituting Federated Hermes Intermediate Municipal Trust) included in the Annual Shareholder Report (Form N-CSR) for the year ended May 31, 2022, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

October 28, 2022